UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2009

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2009, Frontier Communications Corporation (the “Company”) completed its registered offering of $600 million aggregate principal amount of 8.125% Senior Notes due 2018. The notes were issued pursuant to an indenture dated as of April 9, 2009, as amended, and a second supplemental indenture dated as of October 1, 2009, with The Bank of New York Mellon as trustee. The notes bear interest at the rate of 8.125% per year. Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2010. The notes will mature on October 1, 2018. The Company may, at its option, redeem some or all of the notes at any time by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption. The notes are senior unsecured obligations of the Company and rank equally with all of its other existing and future senior unsecured indebtedness. The indenture and second supplemental indenture contain certain covenants and events of default and other customary provisions.

The foregoing descriptions of the notes, the indenture and the second supplemental indenture are summaries only and are qualified in their entirety by reference to the full text of such documents. A copy of the second supplemental indenture, including the form of note, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On October 1, 2009, the Company issued a press release announcing the completion of the notes offering described above as well as the Company’s early acceptance and repurchase of approximately $564 million aggregate principal amount of its 9.250% Senior Notes due 2011 pursuant to the Company’s Offer to Purchase dated September 17, 2009. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Second Supplemental Indenture dated as of October 1, 2009 by and between Frontier Communications Corporation and The Bank of New York Mellon, as Trustee.

99.1	Press Release dated October 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: October 1, 2009	By:	/s/ ROBERT J. LARSON
	Name:	Robert J. Larson
	Title:	Senior Vice President and Chief Accounting Officer

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